Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Luda Technology Group Limited and Subsidiaries (the “Company”) of our report dated September 22, 2023 (except as to the completion of reorganization in Note 1, as to which the date is January 16, 2024), relating to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 4, 2024